EXHIBIT 21-- SUBSIDIARIES OF THE COMPANY, JURISDICTION OF INCORPORATION, AND PERCENTAGE OF OWNERSHIP

1. United Shareholder Services, Inc. - incorporated in Texas and wholly owned by the Company

2. A & B Mailers, Inc. - incorporated in Texas and wholly owned by the Company

3. Security Trust & Financial Company - incorporated in Texas and wholly owned by the Company

4. U.S. Advisors (Guernsey) Limited - incorporated in Guernsey, Channel Islands and wholly owned by the Company

5. U.S. Global Brokerage, Inc. - incorporated in Texas and wholly owned by the Company

6. U.S. Global Administrators, Inc. - incorporated in Texas and wholly owned by the Company

7. iWeblabs, Inc. - incorporated in Texas and wholly owned by the Company